SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report
(Date of earliest event reported):	September 2, 2003 -------------------

SEMPRA ENERGY
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(Exact name of registrant as specified in its charter)

CALIFORNIA ---------------------------------	1-14201 ---------------------------------	33-0732627 ---------------------------------
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

101 ASH STREET, SAN DIEGO, CALIFORNIA -----------------------------------------------------------------	92101 ----------------------
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034 -------------------

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(Former name or former address, if changed since last report.)

FORM 8-K

Item 5. Other Events

At its meeting on August 21, 2003, the California Public Utilities Commission (CPUC) approved $66 million of performance awards for Sempra Energy's California utility subsidiaries. For Southern California Gas Company $48 million was approved (subject to refund or adjustment as determined by the CPUC in connection with its previously reported natural gas border-price investigation) as natural gas purchase incentive awards for the two award years ended March 31, 2002. For San Diego Gas & Electric Company (SDG&E) $18 million was approved as distribution-operation performance awards for the two award years ended December 31, 2002. Sempra Energy had previously reported that it expected these awards would be approved in the third quarter and, accordingly, included them in its prior earnings guidance to investors. The awards will be recognized for financial reporting purposes in the third quarter of 2003.

On August 25, 2003, the CPUC announced that at its executive meeting on August 21, it had denied a rehearing requested by opponents of its December 2002 decision that had approved a settlement with SDG&E allocating between SDG&E customers and shareholders the profits from intermediate-term purchase power contracts that SDG&E had entered into during the early stages of California's electric utility industry restructuring. As previously reported, the settlement provided $199 million of these profits to customers, by reductions to balancing account undercollections in prior years. The settlement provided the remaining $173 million of profits to SDG&E shareholders, of which $57 million had been recognized for financial reporting purposes in prior years. The CPUC's decision approving the settlement will become final and nonappealable on September 25, 2003 unless one or more of the opponents who had requested CPUC rehearing has appealed the decision to the California Court of Appeals. Acceptance of any appeal would be at the discretion of the court. As a result of the decision, Sempra Energy expects to recognize additional after-tax income of $65 million in the third quarter of 2003. In accordance with its customary practice, Sempra Energy will update it earnings guidance to reflect this nonrecurring income when it releases third-quarter financial results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: September 2, 2003	By: /s/ F. H. Ault ---------------------------------------
F. H. Ault Sr. Vice President and Controller